Exhibit 99.1
WESCO International, Inc. Reports Record Sales
for the First Quarter Ended March 31, 2007
Sales increased 15%; adjusted net income increased 16%; 3 million shares repurchased.
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, April 19, 2007 — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its first quarter 2007 financial results.
Diluted earnings per share in the current quarter were $0.93 per share, compared with $0.86 per share in the first quarter of 2006. Included in the current quarter were nonrecurring items totaling a net charge of $0.06 per share. The nonrecurring items were comprised of an after-tax charge of $4.9 million, or $0.09 per share, relating to the settlement of litigation and an after-tax gain of $1.6 million, or $0.03 per share, resulting from a change in the accounting treatment of WESCO’s accounts receivable securitization facility. Net income in the first quarter was $48.2 million in 2007 versus $44.5 million in the comparable 2006 quarter.
Consolidated net sales for the first quarter 2007 were $1,450.6 million compared with $1,265.5 million in the first quarter of 2006, an increase of 15%. Sales in the current quarter from Communications Supply Corporation (“CSC”), acquired in the fourth quarter of 2006, were approximately $160 million. Gross margin for the quarter improved to 20.6% versus 20.0% reported for the comparable quarter last year. Operating income for the quarter totaled $82.5 million, an increase of 7% over the $76.9 million earned in the first quarter of 2006. Adjusting for the one-time litigation cost, operating income increased by 17%. Depreciation and amortization included in operating income was $8.9 million in the first quarter 2007 compared to $6.3 million in the first quarter 2006.
Free cash flow was $73 million. During the quarter WESCO purchased over three million shares of its stock for approximately $198 million under a previously announced $400 million share repurchase program. Since 2004, expenditures of over $1 billion on acquisitions and share repurchases have been made. At March 31, 2007, financial leverage, defined as total debt divided by EBITDA, was 3.1 times and compares to the year end 2004 level of 3.7 times.

Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer, stated, “During the quarter, we achieved a record level of sales and first quarter records for operating profit and net income. Excellent free cash flow and our flexible capital structure allowed us to get a good start on our $400 million share repurchase program, which we expect to complete over the next 12 months.”
Mr. Van Oss continued, “Although overall financial performance and profitability ratios, adjusted for one-time litigation expenses, were in line with our longer term expectations, organic sales growth and incremental profitability were below internal targets as we responded to a transitioning economy and lower commodity prices. Core electrical sales rose 2%, while sales at our most recent acquisition, CSC, added 13% to consolidated sales revenue. Gross margins were maintained despite margin compression in a few commodity based categories. Our operating cost expense ratio was above target due to the lower than expected sales for the quarter, but supports our current outlook for the remainder of 2007.”
“With regard to our acquisition program,” added Van Oss, “CSC is performing slightly better than our initial projections, and operational integration activities are on track. We remain committed to full year 2007 earnings accretion of $0.35-0.40 per share. We are particularly pleased with the early progress being made in joint sales and service activities and the identification of numerous growth opportunities.”
Roy W. Haley, Chairman and Chief Executive Officer, commented, “It has been and continues to be our view that the U.S. economy is quite resilient. Even though there has been a slowdown in activity, market conditions, in the aggregate, remain favorable for our business. As reported, we have encountered unanticipated sales weakness in early 2007, as capital expenditures and large construction project spending have developed more slowly than expected. Nevertheless, we know that there is a lot of future business being developed. A growing backlog of orders for future business and positive feedback from customers and our sales personnel support our expectation that full year results for organic sales growth will be in the range of 6-8%. This level of organic growth, successful development of acquisition synergies, and ongoing productivity enhancement initiatives are expected to help us achieve new year over year records for both sales and profitability.”

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Teleconference
WESCO will conduct a teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 19, 2007, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
# # #
WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2006 annual sales were approximately $5.3 billion. The Company employs approximately 7,000 people, maintains relationships with over 29,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as the Company’s other reports filed with the Securities and Exchange Commission.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31, 2007		March 31, 2006
Net sales	$1,450.6		$1,265.5
Cost of goods sold (excluding depreciation and amortization below)	1,151.6		1,012.4

Gross profit	299.0	20.6%	253.1	20.0%
Selling, general and administrative expenses	207.6	14.3%	169.9	13.4%
Depreciation and amortization	8.9		6.3

Income from operations	82.5	5.7%	76.9	6.1%
Interest expense, net	12.2		6.4
Other expenses	—		5.0

Income before income taxes	70.3	4.8%	65.5	5.2%
Provision for income taxes	22.1		21.0

Net income	48.2	3.3%	$44.5	3.5%

Diluted earnings per common share	$0.93		$0.86
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	52.0		51.5
Note: As previously reported on March 1, 2007, in WESCO’s Annual Report on Form 10-K, WESCO amended and restated its accounts receivable securitization facility as of December 29, 2006. Prior to the amendment and restatement, interest expense and other costs related to the Receivables Facility were recorded as other expense in the consolidated statement of income. As of March 31, 2007, costs associated with the Receivables Facility totaled $6.2 million and are included within interest expense in the consolidated statement of income.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$55.4	$73.4
Trade accounts receivable (See Note)	865.7	830.0
Inventories, net	606.1	613.6
Other current assets	90.7	101.1

Total current assets	1,617.9	1,618.1
Other assets	1,201.9	1,205.9

Total assets	$2,819.8	$2,824.0

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$646.6	$590.3
Other current liabilities	596.6	563.4

Total current liabilities	1,243.2	1,153.7

Long-term debt (See Note)	777.2	743.9
Other noncurrent liabilities	176.2	163.2

Total liabilities	2,196.6	2,060.8

Stockholders’ Equity
Total stockholders’ equity	623.2	763.2

Total liabilities and stockholders’ equity	$2,819.8	$2,824.0

Note: As previously noted, WESCO amended and restated its accounts receivable securitization facility as of December 29, 2006. Historically, accounts receivable sold under the facility were removed from the consolidated balance sheet and accounted for as an off-balance sheet arrangement. Effective with the amendment, sales of accounts receivable pursuant to the facility no longer qualify for “sale treatment” under GAAP. Therefore, the consolidated balance sheets as of March 31, 2007 and December 31, 2006 reflect $440 million and $390.5 million of additional accounts receivable and related borrowings.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
Financial Leverage:	March 31, 2007	December 31, 2004
Income from operations	$370,593	$149,446
Depreciation and amortization	31,308	18,143

EBITDA	$401,901	167,589

A/R Securitization Program	$—	$208,000
Short term debt	465,000	—
Current debt	2,611	31,413
Long term debt	777,238	386,173

Total debt	$1,244,849	$625,586

Financial leverage ratio	3.1	3.7
Note: As previously noted, WESCO amended and restated its accounts receivable securitization facility as of December 29, 2006, which changed the accounting treatment for borrowings under the facility and accounts receivable to “on-balance sheet” from “off-balance sheet”. As of March 31, 2007, borrowings outstanding under the Receivables Facility totaled $440 million and are included within short term debt. Total indebtedness (including A/R Securitization Program) is provided by the Company for use in calculation of the Company’s financial leverage ratio.

Three Months
Ended
Free Cash Flow:	March 31, 2007
Cash flow provided by operations	$75,637
Less: Capital expenditures	(2,848)

Free cash flow (excluding effects of A/R Securitization Program) (See Note)	$72,789

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. This amount represents excess funds available to management to service all of its financing needs.